[ASTA FUNDING, INC. LOGO]

                                                                    Exhibit 99.1


                                            FOR IMMEDIATE RELEASE
-------------------------------------------------------------------------

CONTACT:
                                            Stephen D. Axelrod, CFA
Mitchell Cohen, CFO                         Alisa D. Steinberg (Media)
ASTA FUNDING, INC.                          WOLFE AXELROD WEINBERGER ASSOC. LLC
(201) 567-5648                              (212) 370-4500; (212) 370-4505 (Fax)
                                            steve@wolfeaxelrod.com
                                            alisa@wolfeaxelrod.com

   ASTA FUNDING ANNOUNCES CLOSING OF EXPANDED CREDIT FACILITY OF $125 MILLION

ENGLEWOOD CLIFFS, NJ, JANUARY 23, 2006 -- ASTA FUNDING, INC., (NASDAQ: ASFI), a leading consumer receivables asset management and liquidation company, today announced that it has expanded the Company's credit facility. As a result of a previously announced increased credit facility with an accordion feature, Asta's credit facility is now $125 million, up from $100 million. The credit facility is underwritten by a consortium of banks. Gary Stern, Chief Executive Officer, said, "We are pleased with the confidence our lenders have exhibited by increasing our credit facility from $60 million less than a year ago to $125 million. The increases, combined with our internal cash flow, have allowed us to purchase significant portfolios, including approximately $2.1 billion in face value in our first quarter and approximately $5.5 billion of face value over the past fifteen months."

                         -------------------------------

Based in Englewood Cliffs, NJ, ASTA FUNDING, INC., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

Except for historical information contained herein, the matters set forth in this news release are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2005, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.

                                       ###

--------------------------------------------------------------------------------
                  210 Sylvan Avenue, Englewood Cliffs, NJ 07632
                       (201) 567-5648, (201) 567-2203 fax